EXHIBIT 99.1

Enviva Reports 4Q and Full-Year 2022 Results, Provides 2023 Guidance, and Announces New Customer Agreements

BETHESDA, Md., March 1, 2023 — Enviva Inc. (NYSE: EVA) (“Enviva,” the “Company,” “we,” “us,” or “our”) today released financial and operating results for fourth-quarter and full-year 2022, provided financial guidance for 2023, and announced three new take-or-pay contracts with industrial customers.

Key Takeaways:
•Delivered record volumes of approximately 1.5 million metric tons during fourth-quarter 2022 at higher-than-expected average sale prices; volumes delivered were 35% higher for fourth-quarter 2022 compared to third-quarter 2022
•Announced three new industrial contracts which reflect the favorable pricing environment:
◦10 to 15-year take-or-pay off-take contract signed with new European industrial customer converting from coal to wood pellet usage; deliveries to ramp up to 500,000 metric tons per year (“MTPY”), with initial deliveries expected to commence in 2024
◦10-year take-or-pay off-take contract signed with new European industrial customer converting from coal to wood pellet usage; deliveries of 60,000 MTPY expected to commence in 2025
◦10-year take-or-pay off-take contract signed with existing global customer related to production in the U.S. of biofuels for blending into sustainable aviation fuel (“SAF”) and other renewable fuels; deliveries of approximately 60,000 MTPY expected to commence in 2025
•Reported certain accretive sales transactions in fourth-quarter 2022 which required different accounting treatment as compared to our guidance assumptions, resulting in a deferral of gross margin (“Deferred Gross Margin Transactions”); cash has been collected in full for these transactions
•Entered 2023 with substantial liquidity, with available funds to support capital expenditures and operations of approximately $384 million
•Reaffirmed 2023 adjusted EBITDA preliminary outlook disclosed during 2022, and provided 2023 dividend guidance of $3.62 per common share, consistent with 2022 payout

“2022 was a transitional year for Enviva, as we executed a major change in our corporate structure by evolving from a master limited partnership to a corporation. At the same time, Enviva was exposed to the tough macroeconomic backdrop impacting industries globally, requiring us to navigate severe supply chain disruptions, Covid and labor-related challenges, and inflationary pressures in our cost tower. Despite these headwinds, we achieved record setting production and delivery levels, exceeded our sales price per ton sold expectations, and generated significant cash, especially in the fourth quarter, which sets the stage for solid growth in 2023 and beyond,” said Thomas Meth, President and Chief Executive Officer.”

Meth continued, “As we look forward, we see an immense growth opportunity for Enviva. In addition to the nine new long-term agreements we announced during 2022, I am very pleased to announce three new industrial, take-or-pay off-take contracts today. While our growth is underpinned by the strength of our $24 billion contracted revenue backlog, and we are making solid progress in converting our more than $50 billion customer pipeline into fully executed contracts, I am most focused on improving operational performance and cost management in our plants and ports. In 2023, we expect to drive increased output from these assets, and together with procured volumes, we aim to sell close to 7 million metric tons at higher prices than we have seen historically, and at a meaningfully lower cost position, achieved by higher plant utilization, a stable and fully staffed workforce, and improved supply chain conditions relative to the challenges of 2022.”

Fourth-Quarter 2022 Financial Results
Enviva reported certain fourth-quarter and full-year 2022 financial results under the application of a U.S. GAAP accounting principle that we have not used historically. That change resulted from the commercial structure of several sales and purchase transactions we entered into with a sizable, existing customer during fourth-quarter 2022. During fourth-quarter 2022, Enviva delivered approximately 450,000 metric tons (“MT”) to this customer under a series of new transactions, including our existing long-term off-take contracts and the newly executed off-take contracts with this customer. This customer is one of Europe’s largest consumers and traders of biomass. We have received cash payments in full for these deliveries and the product has been fully consumed, predominantly by our customer’s power generation facilities in Europe.
This customer is also one of Enviva’s many third-party wood pellet suppliers, from whom Enviva can procure incremental pellet volumes as part of its long-term fulfillment plan. Given that agreements were executed in the latter half of the fourth quarter with this customer included Enviva both selling to and buying from this customer in future periods, for GAAP purposes, Enviva is required to treat the sales transactions executed during fourth-quarter 2022 as a modification of the existing long-term off-take contracts. As a result, we expect to recognize the gross margin from such sales transactions over the duration of the purchase agreement, which runs through 2025, rather than when the sales and deliveries actually occurred, and when the cash was received.

From a financial reporting perspective, this accounting treatment results in net revenue for fourth-quarter 2022 of $239.3 million, a net loss of $77.4 million, and adjusted EBITDA of $18.6 million. For full-year 2022, net revenue was approximately $1.1 billion, with a net loss of $168.4 million and adjusted EBITDA of $155.2 million.

The Deferred Gross Margin Transactions resulted in fourth-quarter 2022 decreases in net revenue of approximately $175.1 million, net income of approximately $94.4 million, gross margin of $79.7 million, and adjusted EBITDA of $88.9 million. Enviva expects the Deferred Gross Margin Transactions to have the opposite effect on gross margin in 2024 and 2025, increasing gross margin over the remaining duration of the purchase agreement with our customer. As such, our current expectation is that approximately half of such increase will be reported in 2024 and half reported in 2025.

The table below outlines reported fourth-quarter 2022 results as compared to management’s expectations, based on Enviva’s 2022 guidance which was reaffirmed on November 2, 2022, as part of Enviva’s third-quarter 2022 earnings materials. The difference between reported results and expectations is primarily driven by the Deferred Gross Margin Transactions.

$ millions, unless noted	4Q22 Expected Range Midpoint (A)	4Q22 As Reported (B)	Difference (A-B)	Deferred Gross Margin Transactions
Net Income (Loss)	44.0	(77.4)	121.4	107.9
Adjusted EBITDA*	112.5	18.6	93.9	88.9
Distributable Cash Flow*	97.0	(1.7)	98.7	88.9
Adjusted Gross Margin $/metric ton*	75.00	35.32	39.68	49.69

The table below outlines reported fourth-quarter 2022 results as compared to fourth-quarter 2021, on a recast and non-recast basis, and includes the Deferred Gross Margin Transactions which bridge fourth-quarter 2022 results to management’s expectations.

$ millions, unless noted	4Q22 As Reported	Deferred Gross Margin Transactions	4Q21 Recast Presentation**	4Q21 Non-Recast Presentation**
Net Revenue	239.3	175.1	276.3	276.3
Gross Margin	5.6	79.7	21.2	23.6
Adjusted Gross Margin*	36.3	88.9	73.3	75.7
Net (Loss) Income	(77.4)	107.9	(61.4)	(34.0)
Adjusted EBITDA*	18.6	88.9	55.1	68.0
Distributable Cash Flow*	(1.7)	88.9	42.8	54.9
Adjusted Gross Margin $/metric ton*	35.32	49.69	54.57	56.32
*Adjusted gross margin, adjusted EBITDA, distributable cash flow, and adjusted gross margin per MT are non-GAAP financial measures. For a reconciliation of non-GAAP measures to their most directly comparable GAAP measure please see the Non-GAAP Financial Measures section below
**Please refer to the Non-GAAP Financial Measures section below for a description of recast and non-recast presentations; the recast presentation was required for GAAP purposes due to the simplification transaction announced on October 15, 2021

Net revenue for fourth-quarter 2022 was $239.3 million as compared to $276.3 million for fourth-quarter 2021 on a recast and non-recast basis. The decrease of approximately 13% year-over-year was primarily driven by the impact of the Deferred Gross Margin Transactions of approximately $175.0 million, partially offset by an increase in average sales price per ton as a result of annual price escalators in our contracts as well as the elevated pricing environment for biomass. Enviva was able to facilitate solutions for dislocations in our customers’ and other producers’ supply chains during fourth-quarter 2022, which enabled incremental deliveries at elevated spot pricing and elevated margins. Additionally, Enviva delivered approximately 10% more volume to customers during fourth-quarter 2022 compared to fourth-quarter 2021, and 35% more as compared to third-quarter 2022.

Gross margin was $5.6 million for fourth-quarter 2022 as compared to $21.2 million and $23.6 million for 2021 on a recast and non-recast basis, respectively. The decrease was driven by the impact of the Deferred Gross Margin Transactions of approximately $79.7million.

Adjusted gross margin was $36.3 million for fourth-quarter 2022 as compared to $73.3 million and $75.7 million for fourth-quarter 2021 on a recast and non-recast basis, respectively. The decrease was driven by the impact of the Deferred Gross Margin Transactions of approximately $88.9 million. As discussed previously, Enviva expects to report approximately half of the deferred gross margin in 2024, and half in 2025.

Adjusted gross margin per MT (“AGM/MT”) for fourth-quarter 2022 was $35.32, as compared to $54.57 and $56.32 for fourth-quarter 2021 on a recast and non-recast basis, respectively. The decrease was driven by the impact of the Deferred Gross Margin Transactions of approximately $49.69 per MT. The AGM/MT allocated to the volumes sold related to the Deferred Gross Margin Transactions is higher than the average AGM/MT for fourth-quarter 2022 primarily due to the following two reasons:
•The inventory cost positions of the shipments were lower than our average cost per ton for fourth-quarter 2022, and
•A portion of the shipments were sold at prices aligned with elevated market prices. During fourth-quarter 2022, Enviva had three separate customers request not to take shipments due to various operational challenges they were experiencing, and Enviva, in turn, had shipments available to sell at a premium compared to deliveries into the originally scheduled contracts, which also had pricing fairly aligned with market prices in December 2022. These are normal opportunities that arise periodically and, in 2022, we were able to take advantage of strong pellet spot pricing conditions.
◦The incremental cash collected above the take-or-pay obligation for the shipments sold at elevated market prices was approximately $32 million. Enviva had multiple commercial opportunities available during the fourth quarter which would have enabled similar outcomes, and sales to the existing customer is the path Enviva chose.

Net loss for fourth-quarter 2022 was $77.4 million as compared to $61.4 million and $34.0 million for 2021, on a recast and non-recast basis, respectively.

Adjusted EBITDA for fourth-quarter 2022 was $18.6 million as compared to $55.1 million and $68.0 million for fourth-quarter 2021 on a recast and non-recast basis, respectively. The decrease was driven by the impact of the Deferred Gross Margin Transactions of approximately $88.9 million.

Adjusted EBITDA for fourth-quarter 2022 was slightly muted as a result of extremely cold temperatures experienced by the U.S. Southeast during late December 2022. Enviva’s team prepared in advance to keep employees safe and limit operational disruption. During the multi-day period of once-in-a-decade freezing temperatures, production at several facilities was curtailed for up to a week. The aggregate financial impact to Enviva’s net income (loss) and adjusted EBITDA related to this weather event is estimated to have been approximately $4 million, which was predominantly driven by lost production.

Distributable cash flow (“DCF”) for fourth-quarter 2022 was an outflow of $1.7 million as compared to DCF of $42.8 million and $54.9 million for fourth-quarter 2021 on a recast and non-recast basis, respectively. The decrease year-over-year was driven by the impact of the Deferred Gross Margin Transactions of approximately $88.9 million. Notwithstanding the impact on DCF, all of the cash has been collected with respect to the Deferred Gross Margin Transactions.

Cash flows used in operating activities for fourth-quarter 2022 were $37.2 million. The Deferred Gross Margin Transactions resulted in a $102.3 million decrease in cash flows from operating activities due to the proceeds related to the sale of finished goods being recorded in cash flows from financing activities. Additionally, cash from Support Payments of $9.8 million is included in cash flows from financing activities and not in cash flows from operating activities.

Enviva’s liquidity as of December 31, 2022, which included cash on hand, including cash generally restricted to funding a portion of the costs of the acquisition, construction, equipping, and financing of our Epes, Alabama plant (“Epes”) and Bond, Mississippi plant (“Bond”) and availability under our $570.0 million senior secured credit facility, was $384.1 million.

As of December 31, 2022, Enviva’s total debt was approximately $1.60 billion, and debt net of cash on hand and cash earmarked for the Epes and Bond plants was approximately $1.35 billion. Leverage, as calculated by Enviva’s senior secured credit facility agreement, a calculation that includes material project adjustments and reverses the impact of the Deferred Gross Margin Transactions, was around 4.0 times at December 31, 2022, consistent with our target leverage ratio of 3.5 times to 4.0 times.

“Achieving fourth-quarter and full-year 2022 adjusted EBITDA within our target ranges, prior to the Deferred Gross Margin Transactions, represents an important milestone for us as we exit our first year as a regular-way corporation, and we are now benefiting from the true cash generation power of our operations,” said Shai Even, Chief Financial Officer. “Enviva is a company with a robust backlog of fully contracted long-term revenues and a strong growth profile with a large and growing high-quality customer base around the globe. As we execute our growth strategy, we plan to prioritize leverage and coverage improvements while we complete our transformation into a fully self-funding growth company.”

Full-Year 2022 Financial Results

$ millions, unless noted	2022 As Reported	Deferred Gross Margin Transactions	2021 Recast Presentation	2021 Non-Recast
Net Revenue	1,094.3	175.1	1,041.7	1,041.7
Adjusted Gross Margin*	217.1	88.9	205.1	237.6
Net Income (Loss)	(168.4)	107.9	(145.3)	(33.2)
Adjusted EBITDA*	155.2	88.9	116.7	226.1
DCF*	81.3	88.9	50.1	167.8
Adjusted Gross Margin $/metric ton*	46.65	13.36	40.75	47.21
*Adjusted gross margin, adjusted EBITDA, DCF, and adjusted gross margin per MT are non-GAAP financial measures. For a reconciliation of non-GAAP measures to their most directly comparable GAAP measure please see the Non-GAAP Financial Measures section below
**Please refer to the Non-GAAP Financial Measures section below for a description of recast and non-recast presentations; the recast presentation was required for GAAP purposes due to the simplification transaction announced on October 15, 2021

Net revenue for 2022 was $1.094 billion as compared to $1.042 billion for 2021 on both a recast and non-recast basis. Net revenue for 2022 was bolstered by the strong pricing environment during 2022.

Adjusted EBITDA for 2022 was $155.2 million as compared to $116.7 million and $226.1 million for 2021 on a recast and non-recast basis, respectively. Adjusted EBITDA for 2022 was below the midpoint of our guidance range by $94.8 million, with the shortfall primarily driven by the decrease of $88.9 million, resulting from the Deferred Gross Margin Transactions.

DCF for 2022 was $81.3 million as compared to $50.2 million and $167.8 million for 2021 on a recast and non-recast basis, respectively. DCF was below the midpoint of our prior guidance range by $98.7 million. This shortfall was driven by the decrease of $88.9 million, resulting from the Deferred Gross Margin Transactions.

Enviva’s total capital expenditures for 2022 were approximately $217.8 million, which were below the Company’s 2022 total capital expenditures guidance range of $255 million to $265 million (amounts include capitalized interest). The decrease in total capital expenditures was primarily driven by a deferral of investments related to Enviva’s Epes plant construction, as we engaged with a selection of leading engineering, procurement, and construction (“EPC”) firms on the detailed engineering of our standardized, 1.1 MTPY large plant design. We expect to complete the construction of future plants after Epes on a fixed cost, guaranteed schedule basis with one or more of these EPC construction partners.

2023 Guidance

$ millions, unless noted	2023 Guidance
Net Loss	(48.0) - (18.0)
Adjusted EBITDA	305 - 335
Dividend per Common Share ($/Share)	3.62
Total Capital Expenditures	365 - 415
1For a reconciliation of forward-looking non-GAAP measures to their most directly comparable GAAP measure, please see the Non-GAAP Financial Measures section below

Net loss guidance for 2023 is projected to be a range of $48 million to $18 million.

Adjusted EBITDA for 2023 is projected to be within a range of $305 million to $335 million, which reaffirms previously provided preliminary outlook estimates. Similar to prior years, adjusted EBITDA is expect to be weighted towards the second half of the year, with approximately one third earned during the first half of 2023, and two thirds earned in the second half of 2023. Enviva’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which varies from period to period. Our business usually experiences higher seasonality during the first quarter of the year as compared to subsequent quarters, as colder and wetter winter weather modestly increases costs of procurement and production at our plants. We expect this to be the case in 2023. Our 2023 guidance assumes a small number of transactions during first-quarter 2023 could be subject to accounting treatment similar to the Deferred Gross Margin Transactions, which could defer gross margin from first-quarter 2023 to future periods.

Dividend per common share for 2023 is forecasted to be the same as 2022, with $0.905 per share expected to be declared quarterly, for an aggregate annual dividend payout of $3.62 per share.

Enviva forecasts that total capital expenditures (inclusive of capitalized interest) will range from $365 million to $415 million for 2023, with investments in the following projects:

◦Greenfield site development and construction projects, ranging from $295 million to $325 million
◦Accretive capital-light projects, ranging from $50 million to $70 million
◦Maintenance capital for existing asset footprint expected to be approximately $20 million

Total capital expenditures are scheduled to be back-end weighted for 2023.

“Several capacity improvements across our manufacturing facilities, including debottlenecking and process throughput upgrades, were completed during 2022, and we have upcoming capital-light projects, both of which are expected to result in production rates that translate into around 6 million produced tons in 2023. When increased production is combined with our improving supply chain conditions and the constructive contract pricing environment we are in, particularly in Europe, we are projecting substantial cash flow growth for 2023 and beyond,” said Thomas Meth, President and Chief Executive Officer. “Going forward, our capital allocation policy is focused on reinvesting retained cash flows into our business, while maintaining ample liquidity, conservative leverage for companies like ours with long-term contracted cash flows, and preserving a stable dividend that has the opportunity to grow over time. We look forward to further discussing in more detail our growth outlook, our efficiency improvements initiatives, and our financing plans and financial targets at our upcoming Investor Day, on April 3, 2023.”

Revenue Outlook & Commercial Opportunities

We are the largest producer of wood pellets in the world, with an unparalleled logistics footprint and the most diverse customer base in the industry which gives us a platform to generate incremental gross margin beyond the stable and durable cash flow from our long-term, take-or-pay off-take contracts by buying and selling additional volumes profitably around the world. Historically, we have generated additional gross margin by being compensated to help mitigate customer-driven dislocations which cause customers to request a deferral or acceleration of deliveries for various reasons. This is considered normal course business activity and does not change the underlying take-or-pay nature of our contracts.

Given that the market for our product remains in structurally short supply while customer demand continues to accelerate, we monitor dislocations in the marketplace, and are increasingly transacting when pricing dynamics and contract flexibility provide opportunities to generate incremental gross margin. For example, at times when prices for incremental deliveries are elevated, Enviva has the opportunity to reduce a certain percentage of contracted shipments and deliver our produced or purchased product into sales contracts at these higher prices. Conversely, when spot market prices are depressed, Enviva has the opportunity to purchase attractively priced third-party volumes and increase a certain percentage of deliveries into our existing, higher-priced long-term contracts. Additionally, given Enviva’s wide-spanning customer and shipping portfolios, we take advantage of opportunities to deliver cargoes procured regionally more proximate to our customers, generating incremental gross margin by reducing the cost of delivery relative to shipping costs implied in our long-term off-take contracts.

We expect these logistics and commercial services to continue to grow commensurate with our growing backlog of fully contracted sales.

As of January 1, 2023, Enviva’s total weighted-average remaining term of take-or-pay off-take contracts is approximately 14 years, with a total contracted revenue backlog of close to $24 billion. This contracted revenue backlog is complemented by a customer sales pipeline exceeding $50 billion, which includes contracts in various stages of negotiation. Given the quality and size of this backlog and of our current customer sales pipeline, we believe we will be able to support the addition of at least four new fully contracted wood pellet production plants and several highly accretive capital-light projects over the next four years, which would roughly double 2022’s revenue. We expect to construct our new fully contracted wood pellet production plants at an approximately 5 times, or better, adjusted EBITDA project investment multiple.

Contracting and Market Update

Enviva’s customers are renewing existing contracts and signing new contracts in large part due to the urgent need to reduce lifecycle greenhouse gas emissions from their supply chains and products while securing reliable, affordable, renewable feedstocks over the long term. There are limited large-scale alternatives available for renewable baseload and dispatchable power and heat generation, and even fewer sustainably sourced feedstocks to substitute in hard-to-abate sectors.

Additionally, the carbon price environment in the European Union continues to strengthen, which reinforces the cost-competitiveness of biomass. Wood pellets are currently the cheapest form of thermal energy generation in Europe. Enviva’s long-term contracted wood pellets at $220 to $260 per MT makes biomass generation in the EU more profitable than conventional generation, especially compared to delivered liquified natural gas prices. Biomass continues to be very price competitive, with biomass forecasted to be cheaper than natural gas and coal at all points along forward curves.

Today, Enviva announced a new 10-year, take-or-pay off-take contract related to the production of biofuels, whereby Enviva’s wood pellets are expected to be refined into feedstock for the production of SAF and other renewable fuels. The contract is with an existing global customer, and is related to providing feedstock to a U.S.-based bioenergy facility, with deliveries of approximately 60,000 MTPY expected to commence in 2025. The contract is subject to conditions precedent.

Within the last year and a half, Enviva has signed three SAF-related contracts that represent approximately 1.9 million MTPY of biomass supply at peak contract run rates. In addition, Enviva has delivered test deliveries to two major oil companies in Europe who are constructing biorefineries and co-processing bio-based feedstock in their existing refineries. It is expected that meaningful SAF volumes will materialize in Europe slightly later than in the U.S. Enviva is also in discussions with interested biofuel producers in Asia. The global addressable market for SAF and other biofuels is immense, and with the incremental opportunities that Enviva is currently pursuing, there is a visible path forward for significant future capacity additions and expansions driven by this use case alone.

Enviva also announced two take-or-pay off-take contracts, subject to conditions precedent, with new European industrial customers, who are converting from coal to wood pellet usage in their manufacturing processes:
•10 to 15-year tenor, with annual deliveries expected to ramp to up to 500,000 MTPY, with initial deliveries expected to commence in 2024
•10-year tenor, with annual deliveries expected to be approximately 60,000 MTPY, with deliveries expected to commence in 2025

Enviva’s customers, both power and heat generators and industrial customers, are increasingly looking for biomass supply in a structurally short market and are willing and able to enter into long-term contracts for the certainty of reliable biomass supply. A good example of this trend is the sizeable agreement Enviva announced in December 2022, to supply an existing European customer 800,000 MTPY for a period of 10 to 15 years, with deliveries expected to commence in 2027, subject to certain conditions precedent.

Pricing of Enviva’s long-term, take-or-pay off-take contracts is not exposed to, nor generally driven by, current commodity prices, but rather our customers’ longer-term view of achieving net-zero targets in tandem with securing a long-term, cost-competitive, and renewable, sustainable feedstock over timeframes spanning from 5 to more than 20 years.

Further supporting wood pellets’ competitive position is the key structural shift in the energy landscape in that, for European Union countries, Russian pipeline natural gas is no longer considered a reliable energy source. With limited liquified natural gas terminaling, regasification, and storage assets, companies are evaluating energy alternatives, with a view to pivoting away from the uncertainty and volatility of natural gas supply.
European Union – Renewable Energy Directive Update

The EU is updating the Renewable Energy Directive (“RED III”), and the trilogues – a negotiation process among the EU Parliament, EU Council of Ministers (“Council”), and EU Commission – have resumed, with the talks targeted to conclude by the end of the first quarter of 2023. Sweden has recently assumed the Council presidency and is tasked with steering the debate among member states. Sweden has deep forestry experience on a national level and is a sophisticated producer and consumer of biomass, with approximately 34% of its energy consumption being bioenergy. Enviva believes that RED III will conclude favorably regarding the use of sustainable woody biomass in meeting the EU’s climate targets.

Sustainability Update

Enviva is a symbiotic partner in the thriving forest products industry in the U.S. Southeast, where there are more than 380 million acres of forestland and 10 billion tons of wood. Roughly 50% to 60% of the land between Washington, D.C. and Houston, Texas is forestland, according to U.S. Department of Agriculture Forest Inventory and Analysis (FIA) data as of 2021. U.S. Southeast working forests are predominantly privately owned. According to FIA data, only approximately 3% of the timberland in the states where Enviva sources wood is harvested each year, and in Enviva’s specific primary sourcing counties in the states in which we operate, forest inventory has increased by 21% since 2011. For every ton of wood harvested from the working forests of the U.S. Southeast, approximately 1.75 tons grow back each year.

Enviva maintains independent forestry certifications to confirm that it remains in compliance with all applicable sustainability requirements, including the Sustainable Forestry Initiative (SFI®) Fiber Sourcing Standard, the Forest Stewardship Council® (FSC®) Chain of Custody Standard requirements, the Programme for the Endorsement of Forest Certification (PEFC) Chain of Custody Standard, and the SFI Chain of Custody Standard. Additionally, Enviva maintains Sustainable Biomass Program (SBP) certifications for all its production facilities. These certifications – which require annual independent third-party audits of Enviva’s operations and supply chains – are designed to ensure that Enviva adheres to the highest industry standards of responsible fiber procurement.

“Enviva is a leader in the industry in sustainability and responsible sourcing, strictly adhering to our Responsible Sourcing Policy and our Track & Trace® technology in our efforts to keep our forests healthy, thriving, and growing,” said Meth. “Our products have a direct impact to scaling renewable energy use globally, and we are proud to supply companies spearheading climate-forward practices that take action to reduce lifecycle carbon emissions.”

In addition to broad-ranging international support for bioenergy, President Biden’s $1.7 trillion omnibus spending bill recognizes the carbon neutrality of forest bioenergy provided the use of forest biomass for energy production does not cause conversion of forests to non-forest use. The legislation complements the U.S. government’s investment in, and support for, energy security and climate change resources, as previously seen in the passage of the 2022 Inflation Reduction Act, which utilizes investments and tax credits to incentivize the deployment of wind, solar, and other renewable power sources, including sustainably sourced biomass.

Asset Update

As noted above, in partnership with leading EPC firms, we have undertaken a robust review and completed a value engineering exercise, which led to an update to our standard plant design. The new design reflects the increase in nameplate capacity to 1.1 million MTPY, and we have engineered redundancies and proven processes taken from across our existing plant portfolio which are expected to improve utilization rates and decrease operating costs. Excluding Epes, we intend to enter into construction agreements with one or more EPC firms to complete the engineering, procurement, and construction of our future plants on a fixed cost and guaranteed schedule basis. Under this strategy, we are projecting that the average cost per plant for the next four greenfield projects, which includes Epes, will be approximately $375 million.

We continue to expect a 5 times, or better, project-level adjusted EBITDA investment multiple, which implies annual plant-level adjusted EBITDA of $75 million to $90 million, when the production ramp is complete. Our expectation is that Epes will generate a 5 times return, with subsequent plants achieving an even better return, given the rates at which we are now contracting.

Specifically regarding the higher adjusted EBITDA per plant now expected, this is primarily driven by steady increases in gross margin per metric due to the following factors:
•Price escalators in our contracts
•New contracts being priced in a favorable contracting environment, which is supported by the rising EU carbon prices
•Repricing of legacy volumes with customers seeking to secure more volumes over a longer term
•Lower-priced contracts rolling off and being replaced by higher-priced contracts
•Better plant utilization rates and lower operating costs due to updated plant design

In July 2022, we commenced site preparations for the construction of Epes, our second facility in our Pascagoula cluster. Epes is fully contracted and expected to have a nameplate capacity of 1.1 million MTPY. Because of the process undertaken to improve our plant design, we are now expecting Epes to be in service in the first half of 2024, and fully ramped as we enter 2025.

We also formally announced plans to build the third plant in our Pascagoula cluster near Bond, Mississippi, subject to receiving the necessary permits. Our Bond plant will be our next state-of-the-art manufacturing facility, with capacity to produce more than one million MTPY of wood pellets and, along with the Lucedale and Epes plants, will export from our terminal at the Port of Pascagoula. Construction on Bond is projected to start in the second half of 2023, with a projected in-service date in the first half of 2025.

Our business model of fully contracting plants and expansions before commencing construction remains unchanged. Given the current pace of contracting with new and existing customers, Enviva is evaluating the timing of a fourth wood pellet production plant in our Pascagoula cluster. We continue to progress our analysis of site location options and anticipate making a decision around year-end 2023.

We also are in the process of securing sites in both Georgia and South Carolina and will continue the evaluation process in the coming quarters to determine which site is most suitable for a new greenfield project in our Savannah cluster.

Fourth-Quarter and Full-Year 2022 Earnings Call Details

Enviva will host a webcast and conference call on Wednesday March 1, 2023 at 10:00 a.m. Eastern time to discuss fourth-quarter and full-year 2022 results and the Company’s outlook. The conference call number for North American participation is +1 (877) 883-0383, and for international callers is +1 (412) 902-6506. The passcode is 9243030. Alternatively, the call can be accessed online through a webcast link provided on Enviva’s Events & Presentations website page, located at ir.envivabiomass.com.

Enviva’s Inaugural Investor Day

Enviva will host its inaugural Investor Day on Monday, April 3, 2023 at the New York Stock Exchange. The presentations will be accessible by webcast (both live and on-demand) on Enviva’s website at ir.envivabiomass.com. Representatives of Enviva, including President and Chief Executive Officer Thomas Meth, Executive Vice President and Chief Financial Officer Shai Even, and other members of the senior management team, will make presentations starting at 10:30 a.m. Eastern time regarding the Company’s strategy and growth outlook, as well as financial priorities and expectations. The Enviva team will also lead discussions regarding the growing global marketplace for wood pellets, Enviva’s asset growth plans, the regulatory environment, and forest growth and management dynamics in the U.S. Southeast. To register for the webcast, please use this link.

About Enviva

Enviva Inc. (NYSE: EVA) is the world’s largest producer of industrial wood pellets, a renewable and sustainable energy source produced by aggregating a natural resource, wood fiber, and processing it into a transportable form, wood pellets. Enviva owns and operates ten plants with a combined production capacity of approximately 6.2 million metric tons per year in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi, and is constructing its 11th plant in Epes, Alabama. Enviva is planning to commence construction of its 12th plant, near Bond, Mississippi, in 2023. Enviva sells most of its wood pellets through long-term, take-or-pay off-take contracts with primarily creditworthy customers in the United Kingdom, the European Union, and Japan, helping to accelerate the energy transition and to defossilize hard-to-abate sectors like steel, cement, lime, chemicals, and aviation. Enviva exports its wood pellets to global markets through its deep-water marine terminals at the Port of Chesapeake, Virginia, the Port of Wilmington, North Carolina, and the Port of Pascagoula, Mississippi, and from third-party deep-water marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva, please visit our website at www.envivabiomass.com. Follow Enviva on social media @Enviva.

Financial Statements
ENVIVA INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2022 and 2021
(In thousands, except par value and number of shares)
(Unaudited)

	2022	2021
Assets
Current assets:
Cash and cash equivalents	$3,417	$16,801
Restricted cash	—	1,717
Accounts receivable	169,847	97,439
Other accounts receivable	8,950	17,826
Inventories	158,884	57,717
Short-term customer assets	21,546	—
Prepaid expenses and other current assets	7,695	7,230
Total current assets	370,339	198,730
Property, plant, and equipment, net	1,584,875	1,498,197
Operating lease right-of-use assets	102,623	108,846
Goodwill	103,928	103,928
Long-term restricted cash	247,660	—
Long-term customer assets	118,496	—
Other long-term assets	23,519	14,446
Total assets	$2,551,440	$1,924,147
Liabilities and Equity
Current liabilities:
Accounts payable	$37,456	$29,535
Accrued and other current liabilities	146,497	163,306
Customer liabilities	75,230	—
Current portion of interest payable	32,754	25,060
Current portion of long-term debt and finance lease obligations	20,993	39,105
Deferred revenue	32,840	—
Financial liability pursuant to repurchase accounting	111,913	—
Total current liabilities	457,683	257,006
Long-term debt and finance lease obligations	1,571,766	1,232,441
Long-term operating lease liabilities	115,294	122,252
Deferred tax liabilities, net	2,107	36
Long-term deferred revenue	41,728	594
Other long-term liabilities	76,106	41,154
Total liabilities	2,264,684	1,653,483
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value, 100,000,000 shares authorized, none issued and outstanding at December 31, 2022 and 2021.	—	—
Common stock, $0.001 par value, 600,000,000 shares authorized, 66,966,092 and 61,137,744 issued and outstanding at December 31, 2022 and 2021, respectively.	67	61
Additional paid-in capital	502,554	317,998
Accumulated deficit	(168,307)	—
Accumulated other comprehensive income	197	299
Total Enviva Inc.’s equity	334,511	318,358
Noncontrolling interests	(47,755)	(47,694)
Total equity	286,756	270,664
Total liabilities and equity	$2,551,440	$1,924,147

ENVIVA INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Product sales	$232,309	$273,720	$1,079,814	$999,190
Other revenue	7,004	2,548	14,462	42,488
Net revenue	239,313	276,268	1,094,276	1,041,678
Operating costs and expenses:
Cost of goods sold, excluding items below	208,599	229,494	927,453	861,703
Loss on disposal of assets	1,389	2,892	8,607	10,153
Selling, general, administrative, and development expenses	27,911	75,320	119,713	175,108
Executive separation	20,813	—	20,813	—
Depreciation and amortization	26,855	23,981	113,177	91,966
Total operating costs and expenses	285,567	331,687	1,189,763	1,138,930
Loss from operations	(46,254)	(55,419)	(95,487)	(97,252)
Other (expense) income:
Interest expense	(28,952)	(10,176)	(71,585)	(56,497)
Early retirement of debt obligation	—	(9,377)	—	(9,377)
Other income, net	254	409	1,198	880
Total other expense, net	(28,698)	(19,144)	(70,387)	(64,994)
Net loss before income taxes	(74,952)	(74,563)	(165,874)	(162,246)
Income tax expense (benefit)	2,468	(13,141)	2,494	(16,975)
Net loss	$(77,420)	$(61,422)	$(168,368)	$(145,271)

ENVIVA INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(168,368)	$(145,271)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	113,177	92,919
Interest expense pursuant to repurchase accounting	9,572	—
Amortization of debt issuance costs, debt premium, and original issue discounts	2,505	764
Early retirement of debt obligation	—	9,377
Loss on disposal of assets	8,607	10,153
Deferred taxes	2,074	(21,629)
Non-cash equity-based compensation and other expense	54,148	55,924
Fair value changes in derivatives	3,935	1,829
Unrealized (gain) loss on foreign currency transactions, net	(234)	22
Change in operating assets and liabilities:
Accounts and other receivables	(63,343)	24,088
Prepaid expenses and other current and long-term assets	(25,534)	1,723
Inventories	3,909	(15,398)
Finished goods subject to repurchase accounting	(95,353)	—
Derivatives	(3,983)	(5,792)
Accounts payable, accrued liabilities, and other current liabilities	79,733	50,797
Related-party payables	—	(440)
Deferred revenue	—	(4,324)
Accrued interest	7,694	(11,241)
Other long-term liabilities	(17,306)	(10,111)
Net cash (used in) provided by operating activities	(88,767)	33,390
Cash flows from investing activities:
Purchases of property, plant, and equipment	(217,847)	(332,322)
Payment for acquisition of a business	(5,000)	—
Net cash used in investing activities	(222,847)	(332,322)
Cash flows from financing activities:
Proceeds from senior secured credit facility	780,000	1,025,000
Principal payments on senior secured credit facility	(810,000)	(679,000)
Principal payments on Green Term Loan	—	(325,000)
Proceeds from debt issuance	377,319	321,750
Support payments received	23,839	15,446
Proceeds from sale of finished goods subject to repurchase accounting	102,341	—
Proceeds from capital contribution of New Market Tax Credit financing	12,763	—
Principal payments on other long-term debt and finance lease obligations	(39,915)	(13,188)
Cash paid related to debt issuance costs and deferred offering costs	(6,931)	(9,401)
Proceeds from issuance of Enviva Inc. common shares, net	332,725	214,501
Payments for acquisition of noncontrolling interests	—	(153,348)
Principal payments on related-party note payable	—	(20,000)
Cash dividends or distributions and equivalent rights	(211,061)	(116,006)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(16,907)	(10,979)
Net cash provided by financing activities	544,173	249,775
Net increase (decrease) in cash, cash equivalents, and restricted cash	232,559	(49,157)
Cash, cash equivalents, and restricted cash, beginning of period	18,518	67,675
Cash, cash equivalents, and restricted cash, end of period	$251,077	$18,518

ENVIVA INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (continued)
(In thousands)
(Unaudited)

	Year Ended December 31,
	2022	2021
Non-cash investing and financing activities:
Property, plant, and equipment acquired included in accounts payable and accrued liabilities	$(4,303)	$20,105
Supplemental information:
Interest paid, net of capitalized interest	$50,910	$14,884

Non-GAAP Financial Measures
In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance. In addition, as a result of our simplification transaction, we were required to recast our historical financial results in accordance with GAAP. Accordingly, any results presented on a non-recast basis constitute a Non-GAAP measure.
Adjusted Net Income (Loss)
We define adjusted net income (loss) as net income (loss) excluding acquisition and integration costs and other, effects of COVID-19 and the war in Ukraine, Support Payments, Executive separation, and early retirement of debt obligation. We believe that adjusted net income (loss) enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.
Adjusted Gross Margin and Adjusted Gross Margin per Metric Ton
We define adjusted gross margin as gross margin excluding loss on disposal of assets and impairment of assets, non-cash equity-based compensation and other expense, depreciation and amortization, changes in unrealized derivative instruments related to hedged items, acquisition and integration costs and other, effects of COVID-19 and the war in Ukraine, and Support Payments. We define adjusted gross margin per metric ton as adjusted gross margin per metric ton of wood pellets sold. We believe adjusted gross margin and adjusted gross margin per metric ton are meaningful measures because they compare our revenue-generating activities to our cost of goods sold for a view of profitability and performance on a total-dollar and a per-metric ton basis. Adjusted gross margin and adjusted gross margin per metric ton primarily will be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our wood pellet production plants and our production and distribution of wood pellets.
Adjusted EBITDA
We define adjusted EBITDA as net income (loss) excluding depreciation and amortization, interest expense, income tax expense (benefit), early retirement of debt obligation, non-cash equity-based compensation and other expense, loss on disposal of assets and impairment of assets, changes in unrealized derivative instruments related to hedged items, acquisition and integration costs and other, effects of COVID-19 and the war in Ukraine, Support Payments, and Executive separation. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.
Distributable Cash Flow
We define distributable cash flow as adjusted EBITDA less cash income tax expenses, interest expense net of amortization of debt issuance costs, debt premium, and original issue discounts and non-cash interest expense from the Deferred Gross Margin Transactions, and maintenance capital expenditures. We use distributable cash flow as a performance metric to compare our cash-generating performance from period to period and to compare the cash-generating performance for specific periods to the cash dividends (if any) that are expected to be paid to our shareholders. We do not rely on distributable cash flow as a liquidity measure.

Limitations of Non-GAAP Financial Measures
Adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, adjusted EBITDA CAGR, and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted net loss, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Reconciliation of net loss to adjusted net loss:
Net loss	$(77,420)	$(61,422)	$(168,368)	$(145,271)
Acquisition and integration costs and other	2,967	23,793	21,745	32,608
Effects of COVID-19	—	—	15,189	—
Effects of the war in Ukraine	—	—	5,051	—
Support Payments	4,000	25,100	23,985	25,100
Executive separation	20,813	—	20,813	—
Early retirement of debt obligation	—	9,377	—	9,377
Adjusted net loss	$(49,640)	$(3,152)	$(81,585)	$(78,186)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross margin(1)	$5,601	$21,235	$53,906	$83,362
Loss on disposal of assets and impairment of assets	3,778	2,892	10,478	10,143
Non-cash equity-based compensation and other expense	1,076	568	2,944	2,271
Depreciation and amortization	24,076	22,648	105,179	86,471
Changes in unrealized derivative instruments	(1,304)	893	(59)	(2,673)
Acquisition and integration costs and other	(951)	—	1,664	397
Effects of COVID-19	—	—	13,942	—
Effects of the war in Ukraine	—	—	5,051	—
Support Payments	4,000	25,100	23,985	25,100
Adjusted gross margin	$36,276	$73,336	$217,090	$205,071
Metric tons sold	1,027	1,344	4,654	5,033
Adjusted gross margin per metric ton	$35.32	$54.57	$46.65	$40.75
(1)Gross margin is defined as net revenue less cost of goods sold (including related depreciation and amortization and loss on disposal of assets).

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Reconciliation of net loss to adjusted EBITDA:
Net loss	$(77,420)	$(61,422)	$(168,368)	$(145,271)
Add:
Depreciation and amortization	26,855	23,981	113,177	91,966
Interest expense	28,952	10,176	71,585	56,497
Income tax expense (benefit)	2,468	(13,141)	2,494	(16,975)
Early retirement of debt obligation	—	9,377	—	9,377
Non-cash equity-based compensation and other expense	7,144	33,465	38,260	55,924
Loss on disposal of assets and impairment of assets	4,129	2,893	11,347	10,153
Changes in unrealized derivative instruments	(1,304)	893	(59)	(2,673)
Acquisition and integration costs and other	2,967	23,793	21,745	32,608
Effects of COVID-19	—	—	15,189	—
Effects of the war in Ukraine	—	—	5,051	—
Support Payments	4,000	25,100	23,985	25,100
Executive separation	20,813	—	20,813	—
Adjusted EBITDA	$18,604	$55,115	$155,219	$116,706
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, original issue discount, and non-cash interest expense from the Deferred Gross Margin Transactions	18,930	9,466	59,508	52,574
Maintenance capital expenditures	1,349	2,798	14,375	13,981
Distributable cash flow attributable to Enviva Inc.	$(1,675)	$42,851	$81,336	$50,151
Less: Distributable cash flow attributable to incentive distribution rights	—	—	—	19,030
Distributable cash flow attributable to Enviva Inc.	$(1,675)	$42,851	$81,336	$31,121

Cash dividends paid to common stockholders or distributions declared attributable to Enviva Inc.	$51,906	$44,740	$205,008	$156,554

Distribution Coverage Ratio(1)	(0.03)	0.96	0.40	0.20
(1) Distribution coverage ratio for the fourth quarter of 2022 is calculated on a cash basis, which means the unit count includes 7 million of the 16 million units issued on October 14, 2021. The 7 million units are not part of the dividend reinvestment commitment and therefore receive cash distributions on a quarterly basis.

The following table provides a reconciliation of the estimated range of adjusted EBITDA and DCF to the estimated range of net income (loss) for Enviva for the twelve months ending December 31, 2023 (in millions):

Twelve Months Ending December 31, 2023
Estimated net income (loss)	(48.0) - (18.0)
Add:
Depreciation and amortization	136.0
Interest expense*	159.0
Income tax expense	—
Non-cash share-based compensation expense	40.0
Loss on disposal of assets	10.0
Changes in unrealized derivative instruments	2.0
Support Payments	6.0
Estimated adjusted EBITDA	$ 305.0 - 335.0

*Interest expense includes $89.0 million of non-cash interest expense resulting from the Deferred Gross Margin Transaction impact

Cautionary Note Concerning Forward-Looking Statements
The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding Enviva’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, and objectives of management are forward-looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms, and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Enviva disclaims any duty to revise or update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Enviva cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Enviva. These risks include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (ii) the prices at which we are able to sell or source our products; (iii) our ability to capitalize on higher spot prices and contract flexibility in the future, which is subject to fluctuations in pricing and demand; (iv) the possibility that current market prices may not continue and therefore, in the future, we may not be able to make spot sales and may need to make spot purchases at higher prices; (v) our ability to successfully negotiate, complete, and integrate acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (vi) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (vii) our inability to successfully execute our project development, capacity, expansion, and new facility construction activities on time and within budget; (viii) the creditworthiness of our contract counterparties; (ix) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (x) changes in the price and availability of natural gas, coal, or other sources of energy; (xi) changes in prevailing economic and market conditions; (xii) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xiii) fires, explosions, or other accidents; (xiv) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, or combined heat and power generators; (xv) changes in domestic and foreign tax laws and regulations affecting the taxation of our business and investors; (xvi) changes in the regulatory treatment of biomass in core and emerging markets; (xvii) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xviii) changes in the price and availability of transportation; (xix) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to related risks; (xx) risks related to our indebtedness, including the levels and maturity date of such indebtedness; (xxi) our failure to maintain effective quality control systems at our wood pellet production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xxii) changes in the quality specifications for our products that are required by our customers; (xxiii) labor disputes, unionization, or similar collective actions; (xxiv) our inability to hire, train, or retain qualified personnel to manage and operate our business and newly acquired assets; (xxv) the possibility of cyber and malware attacks; (xxvi) our inability to borrow funds and access capital markets; (xxvii) viral contagions or pandemic diseases; (xxviii) changes to our leadership and management team; and (xxix) overall domestic and global political and economic conditions, including the imposition of tariffs or trade or other economic sanctions, political instability or armed conflict, including the ongoing conflict in Ukraine, rising inflation levels and government efforts to reduce inflation, or a prolonged recession.

Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Enviva’s expectations and projections can be found in Enviva’s periodic filings with the SEC. Enviva’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Kate Walsh
Vice President, Investor Relations
Investor.Relations@envivabiomass.com